Exhibit 10.2

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the "Agreement") is entered into as of this 20th day of November, 2007, by and among Hydrogen Motors, Inc., a corporation existing under the laws of the state of Nevada (''HM” or "Purchaser"); and Mr. Vasil' Tarasov an individual the "Seller,” collectively “Parties”.

WITNESSETH:

WHEREAS, the Seller is the inventor of, and currently holds all unencumbered right, title and interest to the Vehicle Borne Hydrogen Generator (VBHG) and a producing hydrogen technology by means of cycling the process of the hydrolysis of a reactive metal and the process of electrolytic reduction of the reactive metal. All such trade secrets and intellectual property rights shall collectively be referred to herein as the "Intellectual Property";

WHEREAS, the Purchaser wishes to further develop and commercialize VBHG and the Intellectual Property in the United States and world wide, and is willing to grant the Seller voting common stock in the Purchaser and a board position and the Seller agrees to cooperate and make best efforts with the Purchaser in consideration of Seller's granting all right, title and interest in VBHG and the Intellectual Property;

WHEREAS, the Parties agree that the Purchaser shall not assume any of the liabilities of the Seller regarding VBHG and the Intellectual Property;

NOW THEREFORE, In consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound hereby agree as follows:

ARTICLE I

PURCHASE OF ASSETS

1.1            Purchase and Sale of Assets. Seller represents and warrant to Purchaser that Seller owns without limitation, all right, title and interest in and to all of the VBHG and Intellectual Property (contractual or otherwise) described or referred to in Exhibit 1.1 hereto ("the Purchased Assets"). Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees that on the Closing Date (as hereinafter defined in Section 2.1), Seller shall sell, assign, transfer and convey to the Purchaser and Purchaser hereby agrees to purchase, obtain and acquire from Seller, all of Seller's right, title and interest in and to all of the Purchased Assets, free and clear of any and all claims, rights, liens and/or encumbrances (except as otherwise provided in this Agreement). The Purchased Assets shall comprise all of the following:

(a)  All Intellectual Property as described In Exhibit 1.1, and all work papers, research, prototypes, technology, theory, formula, and any other properties and assets, whether tangible or intangible, related to the Intellectual Property and VBHG.

(b)  Any franchises, licenses, permits, consents and other certificates of any regulatory, administrative agency or body issued to or held by Seller that are related to the Purchased Assets.

1.2           Liabilities Not Assumed. Purchaser does not assume or otherwise become responsible for, any liability or obligation of the Seller or claims of such liability or obligation whatsoever known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including without limitation:

(a)  Any liability whatsoever with respect to the Purchased Assets

(b) Any and all liabilities of the Seller, whether or not related to Purchased Assets

(c) Any present or future action, suit, claim or proceeding against the Seller

1.3           Purchase Price. In consideration of and in exchange for the each of the Seller's sale, assignment, transfer and conveyance of all of the Purchased Assets, and in consideration of each of the Seller's agreement hereby to not compete in any way with the Purchaser or the Purchased Assets for a period of five years from the Closing Date, the Purchaser agrees to pay to the Seller a total stock payment of Eight Hundred Thousands (800,000) shares of restricted voting common stock of the Purchaser (“the Shares"). The Purchaser agrees to pay expenses of VBHG patenting in the United States and sign appropriate Patent License Agreement. Moreover, Mr. Vasil' Tarasov will be elected to the board of directors of Hydrogen Motors, Inc. no later than January 30th, 2008

1.4           Investment Representations Required under SEC Rules

(a)  Investment Intent. The Seller is acquiring the Shares solely for their own account, as principals, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of the Shares.

(b)  No Securities Act Registration. Seller understands that the shares of Purchaser's stock issued as the Shares have not been registered under either the United States Securities Act of 1933 or any state securities law, that Seller must hold the Shares unless the Shares are subsequently registered under those laws or transferred In reliance on an opinion of counsel that registration under those laws is not required, and that the certificates representing the shares will bear a legend to the foregoing effect.

(c)  Abi1ity to Evaluate and Bear Risk. Seller is fully able (1) to evaluate the information provided by the Purchaser relevant to the merits, risks, and other factors bearing on the suitability of the Shares as an investment and (2) to bear the economic risk of its proposed investment in the Shares without reselling the Shares.

1.5           Business Transition.

Following Closing, the Seller and the Purchaser shall cooperate with each other, execute such documents and instruments, and take such other actions as are reasonably requested by either party to effectuate a smooth transition of the Purchased Assets to the Purchaser, and to develop and commercialize the Purchased Assets.

ARTICLE II

CLOSING

2.1           Date and Time of Closing. Subject to satisfaction of the conditions to Closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "'Closing") shall take place at 10.00 a.m. (Eastern Standard Time), on November 20th, 2009 at the offices of Purchaser, or at such other place and time thereafter as Shall be mutually agreeable to the Parties hereto (the "Closing Date")

2.2           Delivery of Instruments. The following documents, instruments and other materials shall be executed and delivered at or prior to the Closing Date:

(a)  Instruments of Transfer. The Seller shall execute and deliver to the Purchaser such bills of sale, assignments, endorsements, and other instruments and documents reasonably satisfactory in form and substance to the Purchaser and its counsel as they may reasonably deem to be necessary or appropriate to vest in the Purchaser on the Closing Date good and marketable title to the Purchased Assets free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, and a receipt for the price of other assets being acquired hereunder, title to which shall all transfer upon delivery of such assets.

(b)  Purchase Price. Purchaser shall deliver to the Seller the Purchase Price, as provided in Section 1.3. At each of the Seller's respective reqziests, his or her respective stock certificate may be delivered to his or her respective address.

(c)  Related Agreements. The Purchaser and the Seller shall execute and deliver any other agreements reasonably necessary to effectuate consummation of the transactions contemplated herein

ARTICLE Ill
REPRESENTATIONS AND WARRANT1ES
3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

(a)  Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by the Seller. The Seller has taken all necessary action and have all the necessary power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)  Binding Agreement. This Agreement is the valid and biding and irrevocable obligation of the Seller, and assuming validity of the representations and warranties of Purchaser, the enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws no on or hereafter in effect.

(c)  Title. The Seller owns good, marketable, unencumbered, full and valid title, as would be considered under the law of any jurisdiction, to all of the Purchased Assets and can demonstrate a continuous chain of title with respect thereto since acquisition or invention. The Purchased Assets are or will at the date of closing be owned free and clear of all adverse clams, liens, mortgages charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. None of the Seller is In bankruptcy, divorce or any other proceedings which might result in claims against the Purchased Assets.

(d)  Intellectual Property. With respect to the Purchased Assets, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third Parties, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation. No consent of any government, authority or individual is necessary for the sale by the Seller of the Purchased Assets. The inventors have agreed among themselves as to their proportionate ownership of the intellectual Property and the Purchased Assets and have no dispute regarding the proportionate holdings of Shares reflected in Section 1.3 of the Agreement.

(e)  Accuracy of Information Furnished. No statement by the Seller sets forth herein or in the exhibits or the schedules hereto, and no statement, verbal or written, made in connection with the transactions contemplated hereby or the Purchased Assets, contains any untrue statement of a material fact, or omits to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.2           Representation of Warranties of Purchaser. The Purchaser represents and warrants lo the Seller as follows:

(a)  Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser. The Purchaser has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)  Binding Agreement. This Agreement has been duly and validly executed and delivered by the officers of the Purchaser on its behalf, and assuming the validity of representations and warranties of the Seller, this Agreement is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect.

(c)  Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

ARTICLE IV COVENANTS

4.1 Obligations. The Seller and the Purchaser agree to carry out their respective obligations at and following Closing as set forth In Article I, II and IV of this Agreement.

(a)  Governmental Filings and Consents. The Seller and the Purchaser shall cooperate with one another and make best efforts in filing any necessary applications, reports or other documents with any domestic or foreign, federal, state or local agencies, or authorities with respect to the Intellectual Property and the VBHG, including but not limited to patent, trademark and copyright applications and filings on behalf of the Purchaser.

(b)  Commercialization. The Seller and the Purchaser will work together and make best efforts to develop and commercialize the intellectual Property and the VBHG.

(c)  Notice. The Seller will give prompt notice of any claim against any of them or against the Purchased Assets and will give full cooperation and best efforts to the Purchaser in defending any such claim, and in the event of any clam, lien, or action against the Purchased Assets, the Seller will indemnify the Purchaser in full for any resulting costs, expense or damages incurred by the Purchaser.

ARTICLE V

MISCELLANEOUS

5.1           Fees and Expenses. Except as otherwise provided In this Agreement, each party hereto will bear its own legal, accounting, and other fees and expenses incident b the transactions contemplated herein.

5.2           Modification, Amendments and Waiver. The Parties hereto may amend, modify or otherwise waive any provision of this Agreement by mutual consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the Parties hereto.

5.3           Assignment. The Purchaser shall have the authority to assign its respective rights or obligations under this Agreement without the prior written consent of the other Parties hereto.

5.4           Burden and Benefit. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit, of the Parties and their respective successors and permitted assigns.

5.5           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Oklahoma, without regard, however, to such jurisdiction’s principles of conflicts of laws.

5.6           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

5.7           Severability of Provisions. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable.

5.8           Survival. The provisions of Sectrons 1.1, 1.4 and all of Articles III, IV and V shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Pariles hereto have caused this Agreement to be executed and delivered on the date and year first above willten.

Mr. V.Tarasav Hydrogen Motors, Inc.
By. Vasd' Tarasov

By: Dmitriy Shvenderman, President and CEO

Exhibit 1.I
Intellectual Property and Purchased Assets

The Parties to the Agreement understand and agree that the scope of rights transferred by the Agreement shall be construed broadly, as there is not to this point a patent, copyright, trademark or other authoritive intellectual property grant issued with respect to the intellectual Property. Accordingly, Parties to the Agreement that the intellectual Property and Purchased Assets, as defined in that Agreement include:

1.	Design, structure, arrangement of the Vehicle borne Hydrogen Generator (VBHG).
2.	Technology and know-how of producing hydrogen as disclosed in patent application published under PCT IP# W02005/033366 A1 in April 14, 2005.
3.	Design, machinery, components, materials for the VBHG manufacturing.
4.	The VBHG manufacturing and operating know-how.

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